Exhibit 99.1

FOR RELEASE:	NEW HARTFORD, NY, December 5, 2017
CONTACT:	Christopher R. Byrnes (315) 738-0600 ext. 6226
cbyrnes@partech.com, www.partech.com

PAR TECHNOLOGY CORPORATION

APPOINTS DOUGLAS G. RAUCH AND DR. JAMES C. STOFFEL

 TO BOARD OF DIRECTORS

New Hartford, NY- December 5, 2017 -- PAR Technology Corporation (NYSE: PAR) today announced that Douglas G. Rauch and Dr. James C. Stoffel have been appointed to the Company’s Board of Directors.

Mr. Rauch spent 31 years with Trader Joe’s Company, the last 14 years as a President.  He facilitated the growth of Trader Joe’s from a small nine-store chain in Southern California to a nationally acclaimed retail success story.  Mr. Rauch is also the Founder/President of Daily Table, an innovative non-profit retail solution tackling the issue of hunger/obesity, targeting over 49 million food insecure Americans.  He previously served as CEO of Conscious Capitalism, Inc., where he continues to serve as a Director.  Mr. Rauch is currently a trustee at Olin College of Engineering and serves as a director or as an advisory board member of several for profit and non-profit companies.

Dr. Stoffel is currently a General Partner of Trillium International, a private equity company managing investments in technology companies in the Unites States, Asia and Europe.  In addition, he serves as a Director and the Chairman of the Compensation Committee of Aviat Networks, Inc. (NASDAQ: AVNW), and is on the Board of Harris Corporation (NYSE: HRS).  Dr. Stoffel also served as Chairman of the Technology Advisory Committee at the Applied Science and Technology Research Institute (ASTRI), Hong Kong.  He has served as an international senior advisor to multiple private equity companies and was Chairman and CEO of a Trillium Group portfolio company.  Dr. Stoffel also was Chairman of the Board of the Information Technology Industry Council, Washington DC.  Dr. Stoffel also held several senior management positions at Eastman Kodak, including Senior Vice President of Research & Development, Chief Technology Officer.  Prior to joining Kodak, Dr. Stoffel was with Xerox Corporation for over 20 years and held a number of executive positions including Vice President & General Manager of Xerox Advance Imaging Business Unit as well as Vice President of Corporate Research & Technology.

Each newly appointed director will serve for a term expiring at the 2018 annual meeting of stockholders.  Both Mr. Rauch and Dr. Stoffel will serve on the Company’s Audit, Nominating and Corporate Governance and Compensation Committees. Messrs. Rauch and Stoffel replace PAR Board members Messrs. Todd Tyler and Paul Eurek who informed the Company of their intention to step down from the Board once duly qualified successors were appointed.

“I want to welcome Doug and Jim to our Board and I look forward to working with both of them,” said Dr. Donald H. Foley, the Company’s Chief Executive Officer, President and Director.  “Messrs. Rauch and Stoffel bring valuable hands-on experience in retail and technology to the Board.  Their experience as accomplished executives and business knowledge will be highly valued as the Company continues to enhance its offerings in the markets we serve.  We look forward to benefiting from their innovative, forward-thinking experience, adding unique and insightful perspectives to the Company’s vision and business strategies.”

ABOUT PAR TECHNOLOGY

PAR Technology Corporation’s stock is traded on the New York Stock Exchange under the symbol PAR. PAR’s Restaurant/Retail segment has been a leading provider of restaurant and retail technology for more than 30 years. PAR offers technology solutions for the full spectrum of restaurant operations, from large chain and independent table service restaurants to international quick service chains. Products from PAR also can be found in retailers, cinemas, cruise lines, stadiums and food service companies. PAR’s Government segment is a leader in providing computer-based system design, engineering and technical services to the Department of Defense and various federal agencies. For more information, visit https://www.partech.com/ or connect with PAR on Facebook and Twitter.

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